As filed with the Securities and Exchange Commission on May 9, 2006

Registration No. 333-_____

________________________________________________________________________

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

__________________________________________

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

__________________________________________

SOTHEBY'S HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation or organization)	38-2478409 (I.R.S. Employer Identification Number)

38500 Woodward Avenue, Suite 100

Bloomfield Hills, Michigan 48304

(Address of principal executive offices)

SOTHEBY'S HOLDINGS, INC.

AMENDED AND RESTATED RESTRICTED STOCK PLAN

(Full title of the plan)

__________________________________________

Donaldson C. Pillsbury

Executive Vice President, Worldwide General Counsel and Secretary

Sotheby's, Inc.

1334 York Avenue

New York, New York 10021

(212) 606-7000

(Name and address of agent for service)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share (1)	Proposed maximum aggregate offering price	Amount of registration fee
Class A Limited Voting Common Stock	4,500,000	$32.17	$144,765,000	$15,492

(1) Computed, pursuant to Rule 457(c), solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Class A Limited Voting Common Stock as reported on the New York Stock Exchange on May 5, 2006.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Registrant incorporates by reference into this Registration Statement the following documents:

(a)

the Registrant’s Annual Report on Form 10-K (File No. 001-09750) for the fiscal year ended December 31, 2005, filed with the Securities and Exchange Commission (the “Commission”) on March 16, 2006 pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b)	all other reports filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2005;

(c)	Item 1 of the Registrant’s Registration Statement on Form 8-A, dated March 7, 1990 (File No. 001-09750) and filed with the Commission on March 8, 1990 pursuant to Section 12 of the Exchange Act; and

(d)	all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all such securities then remaining to be sold.

Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers.

The Registrant's Articles of Incorporation require the Registrant to indemnify its Directors (including directors of subsidiaries) (and give the Registrant authority to indemnify its officers (including officers of subsidiaries), subject to their satisfying certain standards of conduct) for expenses, judgments, fines, or amounts paid in settlement of civil, criminal, administrative, and investigative suits or proceedings, including those involving alleged violations of the Securities Act of 1933 (the "Act"). The Registrant's Articles of Incorporation limit the liability of its Directors to the Registrant or its shareholders for monetary damages for breach of the Directors' fiduciary duties. In addition, the Registrant maintains directors' and officers' liability insurance that, under certain circumstances, would cover alleged violations of the Act.

Item 8.	Exhibits.

Exhibit Number	Description

5	Opinion of Dickinson Wright PLLC, special counsel to the Company, as to the legality of the shares.

10.1*	Sotheby’s Holdings, Inc. Amended and Restated Restricted Stock Plan, dated as of April 10, 2006.

23(a)	Consent of Deloitte & Touche LLP.

23(b)	Consent of Dickinson Wright PLLC (included in Exhibit 5).

24	Powers of Attorney (included on signature page).

*Management contract or compensatory plan.

Item 9.	Undertakings.

The Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that the undertakings set forth in paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(b) That, for the purpose of determining any liability under the Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for purposes of determining any liability under the Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 9th day of May, 2006.

SOTHEBY'S HOLDINGS, INC.

By:	/s/ William F. Ruprecht William F. Ruprecht President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each person whose signature appears below hereby constitutes and appoints William F. Ruprecht and William S. Sheridan, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments), supplements and other documents related  to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their substitute or substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Michael I. Sovern	Chairman of the Board	May 9, 2006
Michael I. Sovern

/s/ The Duke of Devonshire	Deputy Chairman of the Board	May 9, 2006
The Duke of Devonshire

/s/ William F. Ruprecht	President, Chief Executive Officer and Director	May 9, 2006
William F. Ruprecht

/s/ William S. Sheridan	Executive Vice President and Chief Financial Officer	May 9, 2006
William S. Sheridan

/s/ Michael Blakenham	Director	May 9, 2006
Michael Blakenham

/s/ Steven B. Dodge	Director	May 9, 2006
Steven B. Dodge

/s/ Allen Questrom	Director	May 9, 2006
Allen Questrom

/s/ Donald M. Stewart	Director	May 9, 2006
Donald M. Stewart

/s/ Robert S. Taubman	Director	May 9, 2006
Robert S. Taubman

/s/ Robin G. Woodhead	Executive Vice President and Director	May 9, 2006
Robin G. Woodhead

/s/ Michael L. Gillis	Senior Vice President, Controller, and Chief Accounting Officer	May 9, 2006
Michael L. Gillis

Exhibit Index

Exhibit Number	Description

5	Opinion of Dickinson Wright PLLC, special counsel to the Company, as to the legality of the shares.

10.1*	Sotheby’s Holdings, Inc. Amended and Restated Restricted Stock Plan, dated as of April 10, 2006.

23(a)	Consent of Deloitte & Touche LLP.

23(b)	Consent of Dickinson Wright PLLC (included in Exhibit 5).

24	Powers of Attorney (included on signature page).

*Management contract or compensatory plan.